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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT


                       Pursuant to Section 13 or 15[d] of
                      The Securities Exchange Act of 1934



                       Date of Report:  March 26, 1998




                            TECHNICAL VENTURES INC.
                             [Name of Registrant]



         New York                 33-2775-A                     13-3296819
 [State of Incorporation]      [Commission File]             [IRS Ident. No.]



    3411 McNicoll Ave., Unit 11, Scarborough, Ontario, Canada M1V 2V6
                  [Address of Principal Executive Offices]

                   Registrant Telephone No. 416/299-9280

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ITEM 5.  OTHER IMPORTANT EVENTS

   (a) The Company has reached an agreement (which is documented in a "Letter of Understanding") with Dow Chemical Canada Inc. and The Dow Chemical Company ("Dow"), as the case may be, in the matter of resolving the outstanding Term Debt owed by the Company's subsidiary Mortile Industries Ltd. ("Mortile") to Dow Chemical Canada Inc. Detailed terms will be covered in a binding settlement agreement now being prepared.

         The Company has agreed that Mortile will transfer to Dow, title and ownership in it's exiting intellectual property rights (including all know-how, patents and patent applications) which relate to halogen free, flame retardant thermoplastic composition technology and smelt filler technology (the technology).

         Dow will execute and deliver an Acknowledgement and Release, satisfying the Term Debt; releasing Mortile from its relative obligations under the Term Debt and accrued interest ($1.052 Million Canadian). As well, guarantees made by both Technical Ventures Inc. and a shareholder of the Company.

         The Company, in return, will acknowledge that the Term Debt has been cancelled with its consent and release Dow from their obligations under the License Agreement dated February 19,1992, and which was previously filed as an exhibit.

         Dow will also provide the Company with a non-exclusive, non transferable, royalty free world-wide license for use of the technology; with Dow having access on at least a non-exclusive basis to improvements which the Company may make in the exercise of this license.

         The Company feels that this agreement can be concluded on or about March 31, 1998 thereby enabling the positive financial reflection of the agreement in the Company's third quarter report, 10-QSB , at March 31, 1998. However there can be no assurance as to execution of this agreement, by that date.

  (b) The Company's auditors are currently finalizing the required two year audit for financial years ending June 30, 1996 and 1997 respectively. It is hoped that the audit report will be completed and filed with The Securities Exchange Commission on or before March 31, 1998. However there can be no assurance of this.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

         (a) Not applicable
         (b) Not applicable






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                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorised.





                                      TECHNICAL VENTURES INC.
                                            (Registrant)





                                         Larry R. Leverton
                                      _________________________
                                      Larry R. Leverton
                                      Chief Financial Officer


Dated:  March 26, 1998